Exhibit 99.1

Curtiss-Wright to Host October 14th Webcast to Discuss Proposed Compensation Changes to 2012 Proxy Statement

PARSIPPANY, N.J., Oct. 12, 2011 (GLOBE NEWSWIRE) — Curtiss-Wright Corporation (NYSE:CW) Vice President & CFO, Glenn E. Tynan, will host a webcast presentation on Friday, October 14, 2011, to review proposed changes to the executive compensation plan that management would include in the Company's 2012 Proxy.

The webcast, which will begin at 12:00 p.m. EDT, will consist of commentary and a slide presentation detailing the proposed changes but will not feature a question and answer period. The presentation and access to the webcast will be posted on the Investor Relations section of Curtiss-Wright's website at www.curtisswright.com. For those unable to participate, a webcast replay will be available on the Company's website beginning one hour after the call takes place.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,400 people worldwide. For more information, visit www.curtisswright.com

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

CONTACT:	Jim Ryan (973) 541-3766